QUADRAMED CORPORATION SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
           MEDICUS SYSTEMS CORPORATION; PURCHASES 54.8% OF OUTSTANDING
                                     SHARES

     Larkspur, CA and Evanston, IL -- November 10, 1997 -- QUADRAMED CORPORATION (NASDAQ: QMDC) and MEDICUS SYSTEMS CORPORATION (NASDAQ: MECS) today announced that they have signed a definitive agreement pursuant to which QuadraMed will acquire Medicus. QuadraMed simultaneously entered into separate agreements with certain stockholders of Medicus to purchase shares of Medicus Common Stock constituting approximately 54.8% of the total number of outstanding shares of Medicus Common Stock. The transactions were unanimously approved by the boards of directors of both QuadraMed and Medicus.

     The acquisition, which is subject to Medicus stockholder approval, will be accounted for as a purchase and is anticipated to close in the first quarter of 1998. The terms of the acquisition provide that Medicus stockholders will be entitled to receive, at their individual election, any of (1) cash in the amount of $7.50 per share of Medicus Common Stock or (2) 0.3125 shares of QuadraMed Common Stock, subject to certain adjustments and limitations as provided in the acquisition agreement, or (3) a combination thereof. The closing price of QuadraMed Common Stock on Friday, November 7, 1997 was $24.00 per share.

     QuadraMed agreed to purchase the shares of Medicus Common Stock from certain stockholders of Medicus at a price of $7.50 per share plus warrants that entitle holders to purchase, at an exercise price of $24.00 per share, 0.3125 shares of QuadraMed Common Stock for each share of Medicus Common Stock sold to QuadraMed, subject to adjustment. The warrants are exercisable only at the time the merger becomes effective and will terminate at that time to the extent they are not exercised. QuadraMed expects to complete the purchase of these shares within a week.

     "The combination of the Medicus product set with QuadraMed's QuanTIM(csuite of software products will provide our customers with an even more robust and powerful product offering," said James D. Durham, Chairman, President and Chief Executive Officer of QuadraMed. Mr. Durham added, "The combined company will offer increased functionality and interoperability, particularly with respect to decision support capabilities, to enable our customers to operate efficiently and cost-effectively. We intend to continue to provide support for Medicus' customer base of over 1,200 clients and QuadraMed's customer base of over 670 health care providers and payors."

     Patrick C. Sommers, Chairman, President and Chief Executive Officer of Medicus, stated "I am very enthusiastic about this merger. QuadraMed will provide Medicus with the resources to continue aggressive product development and implement our growth strategy. The combined company will be well positioned to continue to meet the needs of a changing health care market."

     Medicus, founded in 1969 and headquartered in Evanston, Illinois, provides information solutions that enable hospitals and integrated health care delivery networks to manage resources more effectively and improve outcomes of care by capturing, structuring and analyzing data. Medicus provides information systems and related services to more than 1,200 client institutions throughout North America.